Exhibit A(vi)
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                                 Trust Amendment
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                     COMMONWEALTH INTERNATIONAL SERIES TRUST
                            AMENDMENT AND RESTATEMENT

               Establishment and Designation of a Global Series of
             Shares of Beneficial Interest, $.01 Par Value Per Share

          Commonwealth   International   Series  Trust  (the   "TRUST"),   is  a
Massachusetts business trust created under the name The Framlington Common Capital Fund under a written Declaration of Trust made May 2, 1986, as amended and restated by an Amended and Restated Declaration of Trust dated December 29, 1986 (as so amended and restated, the Declaration of Trust);

          WHEREAS, actions taken at a Special Meeting of the Board of Trustees of the Trust held December 14, 2001, at which a majority of the Trustees were present, included the unanimous approval, of the following resolution acting pursuant to Section 5.11 of the Declaration of Trust:

          RESOLVED, that the shares of beneficial interest of the Trust be divided into three separate series thereby adding a third series, the Global Fund, to the two series previously established and currently in existence, each series to have the following special and relative rights:

1. The series are designated as the Japan Fund", "Australia/New Zealand Fund", and the "Global Fund".

2. Each series shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trusts then currently effective prospectuses and registration statement under the Securities Act of 1933. Each share of beneficial interest of each series ("share") shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shares of that series shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that series, and shall be entitled to receive its pro rata share of net assets of that series upon liquidation of that series, all as provided in the Declaration of Trust.

3. Shareholders of each series shall vote separately as a class on any matter except to the extent required by the Investment Company Act of 1940. Any matter shall be deemed to have been effectively acted upon with respect to any series as provided in Rule 18f-2, as from time to time in effect, under such Act or any successor rule and in the Declaration of Trust.

4. The assets and liabilities of the Trust shall be allocated among the above-referenced series as set forth in Section 5.11 of the Declaration of Trust, except that costs incurred and payable by the Trust in connection with its organization and initial registration and public offering of shares shall be divided equally among the above-referenced series, unless specifically attributable to a particular series, and all such costs shall be amortized for each such series over the period beginning on the date that such costs become payable and ending sixty months after the commencement of operations of the Trust.

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5.   The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses and to otherwise change the special and relative rights of any such series provided that such change shall not adversely affect the rights of holders of Shares of a series.

          IN WITNESS WHEREOF, the undersigned has executed this instrument this 14th day of December, 2001.

                                         COMMONWEALTH INTERNATIONAL SERIES TRUST


                                                      By: /s/ ROBERT W. SCHARAR,
                                                          ----------------------
                                                               ROBERT W. SCHARAR
                                                                       President

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